BROWNE - RSU Grant Agreement

Exhibit 10.2

TELESAT CANADA

RESTRICTED SHARE UNIT GRANT AGREEMENT

This agreement (the “Grant Agreement”), by and among Telesat Canada (the “Corporation”), Andrew Browne (the “Participant”), and for the purposes of Sections 2, 3, 4, 6, 7 and 9 only, Loral Space & Communications Inc. (“Loral”), and for the purposes of Sections 2 and 3 only, the Public Sector Pension Investment Board (“PSP”), and only for the purposes of Sections 6(b) and 9, 4440480 Canada Inc. (the “Special Purchaser”), evidences the RSUs granted by the Corporation to the Participant pursuant to and subject to the terms of Telesat Canada’s Restricted Share Unit Plan (the “Plan”), which is incorporated herein by reference. Capitalized terms used in this Grant Agreement that are not defined in this Grant Agreement shall have the meanings attributed thereto in the Plan. If there is any express conflict between the terms and conditions of the Plan and this Grant Agreement, the terms and conditions of this Grant Agreement shall govern.

1.	Grant of RSUs

The Corporation hereby grants to the Participant on the Date of Grant such number of RSUs as set forth below on the following basis, subject to the terms and conditions of the Plan and this Grant Agreement:

DATE OF GRANT: April 20, 2021
NUMBER OF RSUS: 300,000
VESTING SCHEDULE: One-third (1/3rd) of the RSUs will vest on each of the first three (3) anniversaries of the Date of Grant
CHANGE OF CONTROL VESTING: The RSUs will vest, in full, upon a Change of Control	.

2.	Drag-Along Rights in Respect of Shares Issuable Upon Exercise or Settlement of the RSUs

At any time prior to an Initial Public Offering,

a.	Provided that Loral or PSP and their respective Affiliates and their Permitted Transferees (as defined in the Unanimous Shareholder Agreement) (such shareholders and their respective Affiliates and Permitted Transferees being referred to in this Agreement as the “Relevant Shareholders”) collectively hold a number of Equity Shares of the Corporation which is not less than 25% of the total number of Equity Shares then outstanding on a fully diluted basis, if a Relevant Shareholder proposes to Transfer to any person (the “Drag-Along Transferee”) at arm’s length from such Relevant Shareholder (for purposes of this Section 2(a) only, any such Relevant Shareholder that is proposing such Transfer, a “Selling Shareholder”) some or all of the Equity Shares then held by the Selling Shareholder, in a bona fide transaction (a “Drag-Along Sale”), then the Selling Shareholder(s) may elect (a “Drag-Along Election”) to require the Participant (but provided that all Participants are being similarly required with regard to their fully vested Shares but not necessarily Shares underlying unvested RSUs) to sell to the Drag-Along Transferee that number of Shares issued upon settlement or exercise/surrender of the RSUs equal to the product of (x) a fraction, the numerator of which is the number of Equity Shares (on a fully diluted basis) as is proposed to be sold by the Selling Shareholder(s) and the denominator of which is the aggregate number of Equity Shares (on a fully diluted basis) owned as of the date of the Drag-Along Notice (as defined below) by all Relevant
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Shareholder(s), and (y) the number of Shares then owned by the Participant and issued upon the exercise/surrender or settlement, as applicable, of the RSUs plus the number of Shares issuable upon the settlement or exercise/surrender of RSUs held by the Participant whether or not vested, as of the date of the Drag-Along Notice, at the purchase price and upon the other terms and subject to the conditions of the Drag-Along Sale (including the kind and amount of consideration to be paid for such Equity Shares), all of which shall be set forth in the Drag-Along Notice. To the extent that the number of Shares issued upon settlement or exercise/surrender of any vested portion of the RSUs that are held by the Participant is less than the number calculated pursuant to the preceding sentence, a portion of the RSUs held by the Participant not otherwise vested shall, conditional on the closing of the Drag Along Sale, become vested based on the earliest thereafter vesting tranches being vested before later vesting tranches and the Participant shall be required, conditioned on the closing of the Drag Along Sale, to Transfer the resulting Shares in the manner provided in the previous sentence. The Participant shall be responsible to the Selling Shareholders for the Participant’s pro rata share of a reasonable estimate of the out-of-pocket transactional expenses to be paid by the Selling Shareholders, as determined by the Selling Shareholders, incurred in connection with the Drag-Along Sale. Without limiting the foregoing liability, the Selling Shareholders shall be entitled to agree with the purchaser for the payment of such pro rata share directly, to the Selling Shareholders out of sale proceedings.
b.	The rights set forth in Section 2(a) shall be exercised by the Selling Shareholder giving written notice by delivery of a true and complete copy of the offer to purchase from the Drag-Along Transferee together with all relevant agreements (the “Drag-Along Notice”) to the Participant which shall specifically identify the identity of the proposed Drag-Along Transferee, the number of Equity Shares proposed to be sold to the Drag-Along Transferee, the purchase price therefor, the material terms and conditions of the proposed Drag-Along Sale and the proposed closing date of the Drag-Along Sale.
c.	The Selling Shareholders may assign to the Drag-Along Transferee the rights under this Section 2 and Section 4 hereof, and in such event, the Drag-Along Transferee shall be treated as if it is the Selling Shareholder thereafter.
d.	This Section 2 shall not apply to sales made in connection with an Initial Public Offering or other sales made into the public market.
e.	This Section 2 shall cease to apply immediately following the occurrence of an Initial Public Offering.

For the purposes of this Agreement, a “Loral Transaction” is a transaction whereby the holders of 90% or more of the shares of each class of common stock (the “Common Stock”) of Loral outstanding at the relevant time, sell, transfer, exchange or otherwise dispose of such shares pursuant to a transaction or series of related transactions as a result of which any person or group (as such terms are defined in Section 13(d) or Section 14(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) or any successor provision to either of the foregoing) of persons (the “Acquiror”), acquires and becomes the beneficial owner (as the term “beneficial owner” is defined under Rule 13d-3 or any successor rule or regulation promulgated under the Exchange Act) directly or indirectly, of 90% or more of each class of Common Stock; provided that such Acquiror is not and does not include, or act in concert with, the MHR Fund (as defined in the Unanimous Shareholders Agreement).

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3.	Tag Along Rights in respect of Shares Issuable Upon Exercise or Settlement of the RSUs

At any time prior to an Initial Public Offering,

a.	No Relevant Shareholder shall sell, offer to sell or agree to sell any Equity Shares (other than (i) sales of Equity Shares by a Relevant Shareholder to any other Relevant Shareholder, (ii) sales made in connection with an Initial Public Offering or other sales made into the public market, (iii) sales of Equity Shares by a Relevant Shareholder(s) to its or their Affiliate, (iv) a sale by PSP (or an Affiliate) of Equity Shares to a shareholder who through such sale acquires a right to nominate directors of the Corporation but not a proportionate share of PSP’s Equity Interest, (v) a transfer to a Permitted Transferee as defined in Section 7.04(1) of the Unanimous Shareholder Agreement, (vi) in a PSP Sell-Down (as defined in the Unanimous Shareholder Agreement), or (vii) sales aggregated with all other Transfers by Relevant Shareholders of less than 5% of Equity Shares collectively owned by all Relevant Shareholders as of the Grant Date), unless the applicable offer is in writing and provides, as a condition precedent to its completion, that the proposed purchaser grants to the Participant the right to require the proposed purchaser to purchase, at the discretion of the Participant (provided that, for purposes of this Section 3, each U.S. Participant shall be deemed to have elected to participate in the Tag-Along Sale (as defined below) to the maximum extent permitted hereunder), some or all of that proportion of the Shares owned by the Participant and issued upon exercise/surrender (for a Non-U.S. Participant) or settlement (for a U.S. Participant) of the RSUs, plus Shares of the Participant issuable upon exercise/surrender or settlement, as applicable, of the RSUs whether or not vested, as is equal to the product of (x) the Tag-Along Percentage, and (y) the number of Shares then owned by the Participant and issued upon the exercise/surrender or settlement, as applicable, of the RSUs plus the number of Shares issuable upon the exercise/surrender or settlement, as applicable, of the RSUs whether or not vested, as of the date of the Tag-Along Notice (as defined herein), at a price per Share, and upon the other terms and subject to the other conditions (including kind and amount of consideration) as is set forth in the offer to the Selling Shareholder(s) (a “Tag-Along Sale”); provided, however, that (without limiting the rights of Loral or PSP under this Grant Agreement) the obligations of each Relevant Shareholder set forth in this Section 2(a) shall cease in the event that, subject to the prior written consent of Loral and PSP, the Participant enters into a separate agreement or arrangement with the proposed purchaser or the Corporation regarding the treatment of the Shares owned by the Participant and issued upon exercise/surrender or settlement, as applicable, of the RSUs in connection with any such sale (or proposed sale) by a Relevant Shareholder. The “Tag-Along Percentage” means a fraction, the numerator of which is the number of Equity Shares as is proposed to be sold by the Relevant Shareholder(s) who are proposing such sale (for purposes of this Section 3 only, such Relevant Shareholder, a “Selling Shareholder”) and the denominator of which is the aggregate number of Equity Shares then owned by all Relevant Shareholders; provided that if the Tag-Along Sale is for all of PSP’s and its Affiliates’ Equity Shares (a “Qualifying Tag-Along Sale”) and is entered into in connection with, or contemporaneously with, a Loral Transaction, then the Tag-Along Percentage shall equal 100%.
b.	Notwithstanding Section 3(a) above, in the event of a Qualifying Tag-Along Sale, with respect to the Applicable Percentage of the Participant’s Shares (whether issued or issuable upon exercise/surrender or settlement, as applicable, of his RSUs and whether vested or unvested): (i) the purchase price per Share shall be the Implicit Loral Purchase Price Per Telesat Share, and (ii) the consideration payable by the buyer in the Qualifying Tag-Along Sale shall, except as otherwise consented to by Loral and the Participant, be the same Non-Cash/Mixed Consideration as is paid to the holders of Loral Common Stock in the Loral Transaction; provided that the consent of the Participant shall not be required
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where some or all of the Non-Cash/Mixed Consideration is replaced with cash consideration. “Applicable Percentage” means the number of Equity Shares owned by Loral immediately prior to the Qualifying Tag-Along Sale, divided by the number of Equity Shares outstanding immediately prior to the Qualifying Tag-Along Sale excluding Equity Shares issued or issuable upon the exercise/surrender or settlement, as applicable, of any RSU, such result expressed as a percentage. “Implicit Loral Purchase Price Per Telesat Share” means the Loral Stake FMV divided by the number of Equity Shares owned by Loral immediately prior to the transaction with respect to which the calculation is being made. In addition, if the Participant fails to exercise his tag along rights in the event of a Qualifying Tag-Along Sale, the Relevant Shareholders (as applicable) shall have drag-along rights as provided in Section 2 of this Grant Agreement.
c.	The Selling Shareholder(s) shall give notice of any proposed sale to the Participant (the “Tag-Along Notice”) and shall permit the Participant to have not less than 20 days to accept such offer in a manner which permits the Participant to specify the number of Shares which the Participant wishes to sell. To the extent necessary in order to effect the Tag-Along Sale (and only to such extent), and conditional upon the closing of the Tag-Along Sale, any portion of Participant’s RSUs not vested shall become vested (and, with respect to Non-U.S. Participants, exercisable) to the extent that the Shares issuable upon such vesting may be included in the Tag-Along Sale based on the earliest unvested tranches vesting first. The completion of the sale of such Shares by the Participant shall be subject to completion of the sale of Equity Shares by the Selling Shareholder(s) and vice versa. If the Participant exercises tag-along rights pursuant to this Section 3, the Participant shall be responsible to the Selling Shareholders for his pro rata share of a reasonable estimate of the transactional expenses of the Selling Shareholders, as determined by the Selling Shareholders, in connection with the Tag-Along Sale, and the Selling Shareholders shall be entitled to agree with the purchaser for the payment of such pro rata share of the reasonable estimate of the transactional expenses, as determined by the Selling Shareholders, to the Selling Shareholders.
d.	If any transfer of Equity Shares to a Permitted Transferee or Affiliate is exempt from this Section 3, as set forth above, as a condition of such Transfer, the transferee shall agree that any subsequent Transfer of such Equity Shares shall be subject to this Section 3.
e.	In the case of any Initial Public Offering (other than a Roll Up Transaction) in which a Selling Shareholder transfers its Equity Shares, the Participant shall be entitled to the vesting acceleration described in this Section 3 as though such transfer were subject to this Section 3, with regard to the unvested RSUs necessary to be vested and exercised/surrendered or settled, as applicable, to sell the Shares in the initial public offering pursuant to item (4) of Exhibit “A” and Participant shall have no rights to tag along on any public offering under this Section 3 (but shall have the rights under item (4) of Exhibit “A”).
f.	This Section 3 shall cease to apply immediately following the occurrence of an Initial Public Offering.
4.	Sale Procedures
a.	In connection with any Drag-Along Sale, or Tag-Along Sale which the Participant agrees (or is deemed to agree) to accept, the Participant shall be obligated, if applicable and if permitted by law, to vote (or consent in writing, as the case may be, in respect of) all Shares held by him in favour of any Drag-Along Sale or Tag-Along Sale being effected by merger, amalgamation, consolidation, plan of arrangement, share sale, asset sale or other type of business combination requiring shareholder approval and the Participant shall in all other respects support the transaction contemplated by the Drag-Along Sale or Tag-Along Sale
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and shall be obligated to take all reasonable actions and to reasonably cooperate in the consummation of the transaction contemplated thereby and shall execute all documents, including a sale, purchase, amalgamation, reorganization or merger agreement, reasonably requested by the Selling Shareholder(s) containing the terms and conditions of the Drag-Along Sale or Tag-Along Sale; provided, however, that such terms and conditions shall include the following: (i) any representations and warranties from the Participant and other Participants shall be on a several and not joint basis; and (ii) the maximum liability of the Participant (other than for fraud or intentional misrepresentation as to ownership or the existence of a lien) under such Drag-Along Sale or Tag-Along Sale transaction shall be limited to the purchase price received by the Participant.
b.	The Participant shall not exercise any rights of appraisal or dissent rights that the Participant may have (whether under applicable law or otherwise) or could potentially have or acquire in connection with any Drag-Along Sale, Tag-Along Sale or any proposal that is necessary or desirable to consummate the Drag-Along Sale or Tag-Along Sale.
c.	All Transfers of Shares, including Shares issuable upon the vesting and exercise/surrender (for Non-U.S. Participants) or settlement (for U.S. Participants) of RSUs to the Drag-Along Transferee pursuant to Section 2 or Tag-Along Transferee pursuant to Section 3, shall be consummated contemporaneously on the closing date specified in the Drag-Along Notice or Tag-Along Notice, as applicable, and, if the Participant shall not have taken such steps as are necessary to Transfer Shares as provided above in Section 2 or Section 3, as applicable, in order for the Shares to be so Transferred, the Participant shall be deemed to have appointed each Selling Shareholder as his true and lawful attorney in fact to take all such actions and to sign all such documents as are necessary or, in the reasonable view of the Selling Shareholder, desirable in order to effect such Transfer. In such event, the Selling Shareholder shall hold the purchase price for such Shares in trust for the Participant, pending acknowledgement in writing of the Transfer by the Participant.
d.	This Section 4 shall cease to apply immediately following the occurrence of an Initial Public Offering.
5.	Revised Vesting Period and Forfeiture
a.	The following provisions will apply upon termination of the Participant’s Employment:
i.	Upon termination of the Participant’s Employment by the Employer for Cause at any time, all RSUs, whether vested or unvested, shall immediately as of the Termination Date be forfeited;
ii.	Upon termination of the Participant’s Employment by the Employer at any time without Cause, or by the Participant for Good Reason, all RSUs which had vested on or prior to such Termination Date shall remain in effect and all RSUs which had not vested as of such Termination Date of the Participant’s Employment shall immediately become vested, with all such vested RSUs being settled in accordance with the terms of the Plan and this Grant Agreement; and
iii.	If the Participant’s Employment terminates as a result of death or Disability Termination of the Participant, the portion of the Participant’s unvested RSUs which would vest within one year of the Termination Date shall immediately become vested, with all such vested RSUs being settled in accordance with the terms of the Plan and this Grant Agreement.

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6.	Restriction on Call Rights and Purchase
a.	Notwithstanding Section 4.8 of the Plan, the call rights of the Corporation as set out in Section 4.8 of the Plan generally shall not apply if the Participant is terminated by the Corporation without Cause or the Participant’s Employment is terminated by the Participant for Good Reason (as defined in the Participant’s Employment Agreement); provided, that (a) such call rights shall fully apply to Shares that have become issuable upon the exercise/surrender or settlement, as applicable, of the vested RSUs, that become exercisable solely as a consequence of such termination of employment (on the terms specified in Section 4.8 of the Plan) and (b) such call rights may be exercised in respect of any Shares held by the Participant during the six-month and one day period commencing on the later of: (i) the date the Board, acting in good faith, becomes aware that the Participant has become employed by, or is otherwise providing services to, a Competitor (as defined in Exhibit “A” hereto) with the date of such determination by the Board being treated under Section 4.8 of the Plan as if it was the date of termination of employment (in such case, the call right may be exercised at the Fair Market Value of the Shares on the date of exercise) or (ii) the exercise/surrender date or settlement date, as applicable, of the RSUs. Notwithstanding Section 4.8 of the Plan, in the event that the Participant’s employment terminates, other than for Cause or voluntarily without Good Reason (as defined in the Participant’s Employment Agreement), the Corporation may not satisfy the purchase price under the call rights by issuing a promissory note to Participant. Upon exercise of the Corporation of its call right, such call right shall immediately be deemed to have been assigned to, and exercised by, the Special Purchaser (as described in Section 6(b)).
b.	In the event that the call right of the Corporation is available pursuant to Section 6(a) and the Corporation exercises such right pursuant to Section 4.8 of the Plan, the Special Purchaser shall purchase from the Participant all Shares in respect of which such call rights have been exercised pursuant to Section 4.8 of the Plan as provided in Section 4.8 of the Plan, and for the purchase price therein provided. On such date, the Shares shall be purchased by the Special Purchaser, and shall thereafter be transferred, along with the obligation of the Special Purchaser to pay for the Shares, to a subsidiary of the Special Purchaser, which shall be wound up into the Corporation. The Corporation agrees to the acquisition of such subsidiary by the Corporation from the Special Purchaser for nominal consideration and to the winding up of such subsidiary into the Corporation. The purchase price for the Shares shall be paid by the Corporation within ten (10) business days after completion of the winding-up of such subsidiary into the Corporation, which shall occur promptly after exercising the call right. This Section 6 (and Section 4.8 of the Plan) shall cease to apply upon the occurrence of a Roll Up Transaction.
7.	Fair Market Value
a.	At any time prior to an Initial Public Offering, for the purposes of this Agreement, “Fair Market Value” means (a) with respect to Equity Shares, Fair Market Value as defined in the Plan, and for any purposes, including for any call and for purposes of Sections 2, 3 and 6, shall be determined without any discount for minority interest or illiquidity, (b) with respect to any other asset, means the amount for which a willing buyer and willing seller would purchase and sell the asset in an efficient market, and (c) with respect to any liability means the amount which a willing creditor would accept to discharge such liability and which a willing debtor would pay to discharge such liability in an efficient market.
b.	The “Loral Stake FMV” means: (i) the Fair Market Value of the total consideration that is to be paid to the holders of Loral equity in the Loral Transaction, plus (ii) the Fair Market Value immediately prior to closing on the date of the closing of a Loral Transaction of any
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indebtedness of Loral incurred to fund cash distributions to the holders of Loral equity, less (iii) the amount, if any, by which the Fair Market Value of Loral’s assets (excluding the Equity Shares) exceeds the Fair Market Value of Loral’s liabilities (other than liabilities included in clause (ii) above). Loral shall cooperate with the Board in its determination of Fair Market Value for purposes of Sections 3, 6 and 9.
c.	If the Participant or Loral (with respect to Fair Market Value determinations for the purposes of Section 3, 6 and/or 9) does not agree with the Fair Market Value as determined by the Board pursuant to the Plan and this Section 7, the Participant or Loral, as the case may be (the “Objector”) shall notify the Board in writing of such objection within fifteen (15) days of receipt of written notice of such Fair Market Value and shall provide to the Board his own determination of Fair Market Value in writing no later than thirty (30) days of such receipt. The Board shall submit the determinations of Fair Market Value to an investment banker or valuation service agreed upon in good faith by the Board, Loral and the Participant (an “Appraiser”) to choose one of the determinations as the most appropriate valuation of the Fair Market Value of the Shares. All fees of the Appraiser shall be paid (a) by the Corporation if the Appraiser chooses an Objector’s determination of Fair Market Value, and (b) by the Objector if the Appraiser chooses the Board’s determination of Fair Market Value. For the avoidance of doubt, the provisions of this paragraph (c) shall also apply to the determination of the Loral Stake FMV.
d.	This Section 7 shall cease to apply upon the occurrence of a Roll Up Transaction.
8.	Dividends; Other Share Adjustments
a.	In the event that the Corporation pays a dividend or makes a return of capital to the holders of its Equity Shares, the Board will grant an additional right to the Participant to acquire such number of additional Shares upon settlement as is equal to the per-share dividend or return of capital payable to holders of Equity Shares multiplied by the number of Shares subject to the Participant’s RSUs on the payment date, and such right shall vest, settle and be exercisable (in the case of a non-U.S. Participant) and be subject to the terms and conditions as the RSUs granted pursuant to this Grant Agreement and the Plan; provided, however, that: (i) a Participant shall be entitled to elect, in lieu of receiving Shares, to surrender his or her right to acquire Shares to the Corporation in consideration for a payment by the Corporation in cash in an amount equal to the Fair Market Value of the Shares underlying the right (the “Dividend Cash Alternative”); and (ii) any rights granted under this Section 8 shall be considered “RSUs” for purposes determining the number of Accelerated RSUs (as defined in the Plan) in the preamble of Section 4.2 of the Plan.
b.	Rights to receive Shares will be subject to the same vesting, settlement and exercise (in the case of a non-U.S. Participant) terms as the RSUs in respect of which such rights are credited provided, however, that a Participant shall be entitled to the Dividend Cash Alternative.
c.	On the date and to the extent a portion of the Participant’s RSUs are forfeited, the Participant will forfeit any rights to Shares (or cash in lieu of Shares) granted under this Section 8 and which are attributable to such forfeited portion of the RSUs.
9.	Share Repurchasing

In the event the Corporation repurchases or offers to repurchase its Shares from both Loral or PSP or their respective Affiliates, or their respective permitted transferees, on a substantially pro rata basis, the Corporation shall also offer to repurchase Shares from Participant on the same basis to the extent such offer is legally permitted.  Such pro rata portion shall be based on all Shares issued

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to Participant and all RSUs outstanding that were granted to Participant, whether vested or unvested.  Participant shall accept such offer within ten (10) business days of its being made or shall be deemed to have rejected such offer and, if accepted, the sale and purchase shall close at the same time as the closing of the stock purchase from Loral and PSP or their respective Affiliates (provided that if a U.S. Participant holds unvested RSUs that would be eligible to vest pursuant to this Section 9, such U.S. Participant shall be deemed to have accepted such offer with respect to such unvested RSUs).  To the extent necessary to permit the sale, additional RSUs shall vest immediately prior to the close of sale and purchase in order of the next vesting tranches. From and after a Roll Up Transaction, for purposes of this Section 9, each reference to “Loral” shall be disregarded.

10.	Representations of the Participant
a.	By accepting and executing this Grant Agreement, the Participant represents, warrants and acknowledges:
i.	that he or she requested and is satisfied that the foregoing be drawn up in the English language. Le soussigné reconnaît qu’il a exigé que ce qui précède soit rédigé et exécuté en anglais et s’en déclare satisfait;
ii.	his or her participation in the trade and acceptance of the RSUs is voluntary;
iii.	that he or she has not been induced to participate in the Plan by expectation of engagement, appointment, employment, continued engagement, continued appointment or continued employment, as applicable, with the Corporation or its Affiliates;
iv.	that he or she has received, or has had the opportunity to receive independent legal advice in connection with the terms and conditions of this Grant Agreement and the Plan (including the consequences of the cession of the Participant’s Employment upon the RSUs);
v.	that the grant of the RSUs does not create the right or expectation for any additional grants of RSUs even if the Participant has been repeatedly awarded grants of RSUs;
vi.	that RSUs do not form an integral part of the Participant’s compensation from employment, if applicable;
vii.	he or she has received a copy of the Plan, including the Accession Agreement attached thereto as Schedule B;
viii.	the terms and conditions of the Plan are fair and reasonable;
ix.	he or she has read and understood the Plan and this Grant Agreement, and agrees to the terms and conditions thereof including, without limitation, those terms, conditions and definitions set out in Section 4.6 [Limitation on Transfer], Section 4.7 [Cessation of Service], Section 4.8 [Call Right], Section 4.9 [Lockup], Section 4.12 [Unanimous Shareholders Agreement], and Section 4.13 [Roll Up Transaction] of the Plan, and Section 2 [Drag Along Rights], Section 3 [Tag Along Rights], Section 4 [Sale Procedures] and Section 5 [Revised Vesting Period and Forfeiture] of this Grant Agreement;
x.	until such time as the Shares or the Common Shares or any other share convertible into Common Shares, or any successor security of the Corporation, regularly
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trades in, on or through the facilities of one or more securities exchanges and/or inter-dealer quotation systems in Canada or elsewhere, no settlement or exercise/surrender of RSUs shall be effective and no Shares shall be issued to the Participant in connection therewith until the Participant has executed an Accession Agreement, which Accession Agreement has been reviewed by the Participant;
xi.	among other provisions, the Plan contains a “call-right” and agrees that such “call-right” may be exercised by the Corporation or its designee (with the Corporation having the right to enforce the right of the designee).
b.	For absolute certainty, by accepting and executing this Grant Agreement, the Participant specifically represents, warrants and acknowledges that he or she has read and understood the terms and conditions set out in Section 4.7 of the Plan which (i) state that a Participant shall have no entitlement to damages or other compensation whatsoever arising from, in lieu of, or related to not receiving any RSUs which would have vested or been granted after their Termination Date including but not limited to damages in lieu of notice at common law; and (ii) have the effect that no period of contractual or common law reasonable notice that exceeds the Participant’s minimum statutory notice period under applicable employment standards legislation (if any), shall be used for the purposes of calculating an Participant’s entitlement under the Plan. By accepting and executing this Grant Agreement, the Participant further waives any eligibility to receive damages or payment in lieu of any forfeited RSUs under the Plan that would have vested or accrued during any contractual or common law reasonable notice period that exceeds an Participant’s minimum statutory notice period under the applicable employment standards legislation (if any).
11.	Transfer of Shares

No Shares issued to the Participant in connection with the settlement or exercise/surrender of RSUs granted under the Plan shall be transferred except subject to the terms set forth in Exhibit A of this Grant Agreement.

12.	Miscellaneous

This Grant Agreement is governed by the laws of the Province of Ontario and the federal laws of Canada applicable therein. Time is of the essence of this Grant Agreement. This Grant Agreement will enure to the benefit of and will be binding upon the parties and their heirs, attorneys, guardians, estate trustees, executors, trustees and administrators and the successors of the Corporation.

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IN WITNESS WHEREOF the parties have executed this Grant Agreement.

TELESAT CANADA

/s/ Chris DiFrancesco

Authorized Signing Officer

LORAL SPACE & COMMUNICATIONS INC.

/s/ Avi Katz

Authorized Signing Officer

PUBLIC SECTOR PENSION INVESTMENT BOARD

/s/ Guthrie Stewart

Authorized Signing Officer

/s/ David Morin

Authorized Signing Officer

4440480 CANADA INC.

/s/ Avi Katz

Authorized Signing Officer

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Participant’s Acknowledgement

***

By signing below, I acknowledge that my execution of the Grant Agreement is done freely and voluntarily, without inducement or duress, having had an opportunity to review, make inquiries, and seek independent legal advice as to the terms and conditions of the Grant Agreement and the Plan.

Agreed to and accepted this 23rd day of April, 2021.

/s/ Andrew Browne

Andrew Browne

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Exhibit A To the Grant Agreement

The Participant may not transfer any Shares or other securities received upon the exercise (for a Non-U.S. Participant) or settlement (for a U.S. Participant) of RSUs, or shares resulting from the conversion of the Shares into other Equity Shares, or any interest therein, (in this Exhibit A, “Shares”) to any person except as permitted herein:

(1)	The Participant may transfer Shares to a Permitted Transferee as defined in Section 4.6(3) of the Plan (with the prior consent of the Board, which consent may be withheld in the Board’s sole discretion), subject to compliance with the conditions precedent set out in Section 4.6(4) of the Plan, modified as need be to contemplate a transfer of Shares, instead of a transfer of an RSU;
(2)	Prior to the completion by the Corporation of an Initial Public Offering for Equity Shares of the Corporation, there shall be no transfer of Shares except as provided in (1) above, or as otherwise expressly provided in the Grant Agreement.
(3)	After the completion of an Initial Public Offering for Equity Shares of the Corporation, the Participant shall be entitled to sell without restriction the Selldown Percentage of Shares acquired by the Participant upon vesting of the Award (and Shares subject to the Award which have vested). The “Selldown Percentage” shall equal (a) the percentage of all Equity Shares as shall have been sold by PSP or Loral (and their Permitted Transferees as defined in the Accession Agreement) in the Initial Public Offering or after the Initial Public Offering (other than sales to PSP, Loral or a Permitted Transferee as defined in the Accession Agreement) relative to the number of Equity Shares held by PSP and Loral immediately prior to the Initial Public Offering or (b) 100% if PSP, Loral and their Permitted Transferees (as defined in the Accession Agreement) cease to hold at least 70% of all Equity Shares following the Initial Public Offering.
(4)	The Participant shall be entitled to participate in any public offering of Common Shares of the Corporation including an initial public offering in the manner provided in Sections 6.03 and 6.04 of the Unanimous Shareholders Agreement, but with the status only of “Included Holder” as defined in Section 6.03, provided that in no event shall the number of shares subject to such participation exceed the Selldown Percentage.
(5)	References on this Schedule to PSP or Loral shall also include their respective subsidiaries owning Equity Shares.
(6)	This Exhibit “A” shall cease to apply upon the occurrence of a Roll Up Transaction.
(7)	Definitions:
(a)	“Competitor” is any corporation, firm, partnership, proprietorship or other entity which engages in the Satellite Business (as defined below) in any of the same countries, states, provinces or other political subdivisions of countries in which the Corporation or its Subsidiaries are engaged in the Satellite Business as of the Participant’s Termination Date and is a material competitor of the Corporation (or its Subsidiaries) in such countries, states, provinces or other political subdivisions of countries with respect to a material amount of Satellite Business of the Corporation and its Subsidiaries (what is material being determined based on the 5-year business plan in effect for the Corporation and its Subsidiaries as of the Participant’s Termination Date).
(b)	“Satellite Business” shall mean the business of communication of electronic video, data, voice or other information by transmission by satellite operating in the Fixed Satellite Service frequencies for hire in any of the geographic areas in which the Corporation or its Subsidiaries operate such Fixed Satellite Service frequencies as of the Participant’s Termination Date.

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